Exhibit 2.1

Execution Version

MEMBERSHIP INTEREST PURCHASE AND SALE AGREEMENT

By and Among

RENTECH, INC., as Seller,

SUNSHINE KAIDI NEW ENERGY GROUP CO., LTD., as Parent and Buyer,

and

RES USA, LLC, as Company

DATED AS OF FEBRUARY 28, 2014

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4.2	Authority	7

4.3	No Violation of Law and Agreements	7

4.4	Approvals	8

4.5	Financial Capacity	8

4.6	Litigation	8

4.7	Brokerage	8

4.8	OFAC	8

4.9	Investment Intention	8

4.10	No Implied Representations	9

ARTICLE 5	COVENANTS AND AGREEMENTS OF SELLER	9

5.1	Conduct of Business	9

5.2	Prohibited Transactions	9

5.3	Actions with Respect to the Assigned Assets	9

5.4	Efforts to Close	10

5.5	Expenses	10

5.6	Supplements to Schedules; Covenants	10

5.7	Access to Information	11

ARTICLE 6	COVENANTS AND AGREEMENTS OF PARENT AND BUYER	11

6.1	Efforts to Close	11

6.2	Expenses	11

6.3	Parent and Buyer’s Representations	11

ARTICLE 7	COVENANTS AND AGREEMENTS OF SELLER, PARENT AND BUYER	12

7.1	CFIUS Approval	12

7.2	Overseas Investment Approvals	12

7.3	Closing Covenants	13

7.4	Purchase Price Allocation	13

7.5	Anti-bribery	14

7.6	Confidentiality Agreement	15

ARTICLE 8	COVENANTS AND AGREEMENTS AFTER CLOSING	15

8.1	Performance Targets Payment	15

8.2	Tax Matters	16

ARTICLE 9	CONDITIONS TO THE OBLIGATIONS OF SELLER	16

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9.1	Representations and Warranties	16

9.2	Compliance with Covenants	16

9.3	Corporate Action	17

9.4	Litigation	17

9.5	Absence of Adverse Governmental Action	17

9.6	Overseas Investment Approvals	17

9.7	CFIUS Approval	17

ARTICLE 10	CONDITIONS TO THE OBLIGATIONS OF BUYER	17

10.1	Representations and Warranties	17

10.2	Compliance with Covenants	17

10.3	Corporate Status	18

10.4	Litigation	18

10.5	Absence of Adverse Governmental Action	18

10.6	Filings; Consents	18

10.7	CFIUS Approval	18

ARTICLE 11	INDEMNIFICATION	18

11.1	Survival	18

11.2	Seller’s Obligation to Indemnify	19

11.3	Parent and Buyer’s Obligation to Indemnify	19

11.4	Notice of Asserted Liability	20

11.5	Opportunity to Defend	21

11.6	Treatment of Indemnity Payments	21

11.7	Exclusive Remedy	21

ARTICLE 12	GUARANTEE	21

12.1	Primary Obligor	21

12.2	Indemnification	22

12.3	Continuing Guarantee	22

12.4	No Subrogation	22

12.5	Demand	22

ARTICLE 13	TERMINATION OF AGREEMENT	22

13.1	Termination	22

13.2	Long Stop Date Extension	23

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13.3	Survival	23

ARTICLE 14	MISCELLANEOUS	24

14.1	Notices	24

14.2	Entire Agreement	25

14.3	Waivers and Amendments	25

14.4	Governing Law	25

14.5	Arbitration	25

14.6	Reference to U.S. Dollars	26

14.7	Binding Effect; Assignment	26

14.8	No Third Party Beneficiaries	27

14.9	Counterparts	27

14.10	Schedules and Exhibits	27

14.11	Headings; Interpretation	27

14.12	Severability	27

14.13	Time of Essence	28

14.14	Public Announcements	28

14.15	Waiver of Conflict	28

14.16	Mutual Drafting	28

14.17	Further Assurances	28

14.18	Consent to Specific Performance	28

ARTICLE 15	DEFINITIONS	29

15.1	Defined Terms	29

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SCHEDULES

Disclosure Schedule

Buyer Disclosure Schedule

Schedule 5.2 - Exceptions to Prohibited Transactions

Schedule 5.3 - Exceptions to Actions with Respect to the Assigned Assets

Schedule 9.6 - Overseas Investment Approvals

Schedule 10.6 - Filings; Consents

EXHIBITS

Exhibit A - Contribution Agreement

Exhibit B - Assignment Agreement

Exhibit C - Transitional Services Agreement

Exhibit D - RTK License Agreement

Exhibit E - SG Performance Tests

Exhibit F - FT Performance Tests

Exhibit G - Deed of Assignment and Adherence

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MEMBERSHIP INTEREST PURCHASE AND SALE AGREEMENT

THIS MEMBERSHIP INTEREST PURCHASE AND SALE AGREEMENT (this “Agreement”) is entered into as of February 28, 2014 by and among Rentech, Inc., a Colorado corporation (“Seller”), Sunshine Kaidi New Energy Group Co., Ltd., a company organized under the laws of the PRC (“Parent” and “Buyer”), and RES USA, LLC, a Delaware limited liability company (the “Company”), with reference to the following facts:

A. On February 21, 2014, the Certificate of Formation of the Company was filed with the Delaware Secretary of State.

B. Prior to the Closing Date, Seller shall contribute the Assigned Assets to the Company and the Company shall assume certain liabilities related to the Assigned Assets (the “Assumed Liabilities”), all pursuant to that certain Contribution Agreement (the “Contribution Agreement”) to be entered into between Seller and the Company in the form attached hereto as Exhibit A.

C. Seller desires to sell to Buyer, Buyer desires to purchase from Seller, all of the issued and outstanding units of the Company (the “Units”), and Parent desires to guarantee the payment and performance of Buyer’s obligations in accordance with the terms and subject to the conditions set forth herein.

D. The Company is a party hereto in respect of its obligations to issue, and effect the sale and purchase of, certain Units as set forth herein.

E. Capitalized terms shall have the meanings ascribed to them in Article 15, unless otherwise indicated herein.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter set forth, the parties hereby agree as follows:

ARTICLE 1   SALE AND PURCHASE OF UNITS

1.1 Sale and Purchase of Units. Buyer shall pay Seller Two Hundred Thousand Dollars ($200,000) (the “2014 Extension Payment”) by wire transfer in immediately available funds by no later than the fifteenth (15th) day after the date of this Agreement. On the terms and subject to the conditions set forth herein, on the Closing Date, Seller shall sell to Buyer, and Buyer shall purchase from Seller, 1,000 Units, that represent a one hundred percent (100%) ownership interest in the Company, (the “Sale”) for a purchase price of Eleven Million Eight Hundred Thousand Dollars ($11,800,000) (the “Purchase Price”). The Purchase Price, less Three Hundred Fifty Thousand Dollars ($350,000) (the “Credited Amount”) which is to be credited to the Purchase Price in accordance with Section 10 of that certain Non-binding Memorandum of Understanding, dated July 14, 2013, between Parent and Seller, as amended and extended by that certain letter agreement, dated November 30, 2013, between Parent and Seller, and that certain letter agreement, dated December 10, 2013, between Parent and Seller, shall be paid on the Closing Date by Buyer by wire transfer in immediately available funds to the account of Seller designated by Seller at least five (5) Business Days in advance of the Closing

Date. Notwithstanding the foregoing, the Credited Amount shall be Five Hundred Thousand Dollars ($500,000); provided that, Seller shall have received the 2014 Extension Payment by no later than the fifteenth (15th) day after the date of this Agreement.

ARTICLE 2   CLOSING

2.1 Closing. The closing of the Sale provided for in Article 1 (the “Closing”) shall take place by facsimile, electronic mail, or overnight courier delivery as the Parties may mutually determine, commencing at 9:00 a.m. Pacific Standard Time, as soon as possible, but in no event later than the twentieth (20th) Business Day following the satisfaction or waiver of each of the conditions set forth in Article 9 and Article 10 by the relevant party (other than conditions that by their nature are to be satisfied at Closing, but subject to the satisfaction or waiver of such conditions at the Closing) or such other date or time as Buyer and Seller mutually determine (the “Closing Date”).

2.2 Deliveries and Company Action. At the Closing, in addition to the deliveries provided for elsewhere in Article 1 and this Article 2, Seller shall deliver to Buyer, and Buyer shall deliver to Seller, the various certificates and documents referred to in Section 7.2, Section 7.3, Article 9 and Article 10, as applicable and the Company shall take all actions necessary or required to effect and consummate the transactions contemplated under the Sale including, without limitation, reflecting the applicable transfer and issuance of Units in the records of the Company.

ARTICLE 3   REPRESENTATIONS AND WARRANTIES OF SELLER

Except as otherwise set forth in the Disclosure Schedule attached hereto and incorporated herein by this reference, Seller hereby represents and warrants to Buyer, as of the date hereof and as of the Closing, as follows:

3.1 Title to Units. Immediately prior to the Closing, Seller shall be the record and beneficial owner of, and shall hold title to, all outstanding Units free and clear of all liens, charges, encumbrances, security interests, restrictive agreements or assessments (other than restrictions on transferability generally imposed on securities under federal or state securities laws).

3.2 Organization and Standing. Seller is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Colorado and has all necessary power and authority to carry on its business as it is now being conducted. The Company (a) is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware; (b) has all necessary power and authority to carry on its business as it is being conducted (including acquiring and commercializing the Assigned Assets and assuming the Assigned Liabilities) and to own or use the properties and assets that it purports to own or use; and (c) is duly qualified as a foreign entity in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification necessary, except where the failure to be so qualified would not reasonably be expected have, individually or in the aggregate, a Material Adverse Effect. Seller has heretofore delivered to Buyer true and complete copies of the certificate of incorporation and bylaws of Seller and the certificate of formation and limited liability company operating agreement of the Company, in each case as currently in effect.

3.3 Authority. Seller has all requisite authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement has been duly authorized, executed and delivered by each of Seller and the Company, and (assuming the due authorization, execution and delivery by Parent and Buyer) this Agreement constitutes the legal, valid and binding obligations of Seller enforceable against each of Seller and the Company in accordance with its terms except to the extent that enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws affecting enforcement of creditors’ rights generally, and general principles of equity (regardless of whether enforcement is considered in a proceeding at law or in equity).

3.4 No Violation of Law and Agreements. The execution and delivery by Seller or the Company of this Agreement, and the performance by it of its respective obligations hereunder, does not and will not:

(a) violate any provision of any of its respective Organizational Documents;

(b) (1) violate any provision of Applicable Law relating to it; (2) violate any provision of any order, arbitration award, judgment or decree to which it is subject; or (3) require a registration, filing, application, notice, consent, approval, order, qualification or waiver with, to or from any Governmental Authority by it, except for the approvals as set forth under Schedule 3.4(b) of the Disclosure Schedule, each of which has been or will be obtained prior to the Closing; or

(c) except as set forth under Schedule 3.4(c) of the Disclosure Schedule (1) require a consent, approval or waiver from, or notice to, any party to a Contract, (2) result in a breach of, cause a default or constitute an event that, with or without notice or lapse of time or both, constitute a default under, or give rise to any right of termination by the other party, cancellation of any right of the Company, acceleration of any obligation of the Company under, or the loss of any benefit to which the Company is entitled under, any provision of any Contract; or (3) result in the creation or imposition of any liens, charges, encumbrances, security interests, restrictive agreements or assessments on any asset of the Company.

3.5 Capitalization. The total authorized equity securities of the Company consists of 1,000 Units. Immediately prior to the Closing, there shall be 1,000 Units outstanding, all of which are held by Seller and validly issued, fully paid and nonassessable. There are no outstanding (a) securities convertible into or exchangeable for any equity securities of the Company; (b) options, warrants or other rights to purchase or subscribe to equity securities of the Company or securities convertible into or exchangeable for equity securities of the Company; or (c) contracts, commitments, agreements, understandings, arrangements, calls or claims of any kind relating to the issuance of any equity securities of the Company or any such convertible or exchangeable securities or any such options, warrants or rights. There are no outstanding obligations of the Company to repurchase, redeem or otherwise acquire any equity securities of the Company.

3.6 Subsidiaries. Except as set forth under Schedule 3.6 of the Disclosure Schedule, the Company does not own or control, directly or indirectly, any capital stock or other equity securities of any other corporation, limited liability company, association or other business entity.

3.7 Sole Business. The Company was formed for the sole purpose of acquiring and commercializing the Assigned Assets and assuming the Assumed Liabilities. Except as contemplated in the Transaction Documents, the Company has not conducted any other business or activity other than acquiring the Assigned Assets and assuming the Assumed Liabilities. Other than the Contracts set forth in Schedule 3.7 of the Disclosure Schedule, the Company has not entered into any Contracts relating to the sale, lease, license, transfer or other disposition of any of the Assigned Assets or any other assets or properties.

3.8 No Undisclosed Liabilities. The Company has no liabilities, debts or obligations (whether absolute, accrued, contingent, matured or unmatured), other than those that (a) are Assumed Liabilities; or (b) are contemplated by the Transaction Documents.

3.9 Compliance with Laws. Since its formation, the Company has not violated any material Applicable Laws in any material respect, and the Company has not received notice of any violation of any Applicable Laws.

3.10 Taxes. All Tax Returns of the Company required by Applicable Law to have been filed prior to the date hereof have been duly filed, and all federal, state, local and other Taxes that are required to have been paid have been paid. The Company does not have and has never had any liability for Taxes of any other Person, whether as a successor, transferee, by contract or otherwise. The Company has not received any notice that any Governmental Authority is now asserting or threatening to assert against the Company any deficiency or claim for any Taxes. No assets of the Company are subject to any liens, charges or encumbrances for Taxes. The Company is and has been a disregarded entity or a partnership for US federal and state income Tax purposes since its formation.

3.11 Contracts. Schedule 3.11 of the Disclosure Schedule sets forth all agreements, contracts and instruments to which the Company is a party, or by which the Company or any of its assets is legally bound, along with any amendment, supplement and modification in respect thereto (collectively, the “Contracts”). Each Contract is a valid and binding agreement of the Company and is in full force and effect. With respect to each Contract, except as set forth under Schedule 3.11 of the Disclosure Schedule, the Company is not, and to the Knowledge of Seller, no other party thereto is, in material breach thereof or material default thereunder nor does there exist any event that, with the giving of notice or the lapse of time or both, would constitute a material breach of or a material default under such Contract. Seller has heretofore delivered to Buyer true and complete copies of each Contract.

3.12 Personal Property. The Company does not own or lease (and has never owned or leased) any personal property except for the Assigned Assets as of the Closing Date.

3.13 Real Property. The Company does not own or lease any real property.

3.14 Intellectual Property.

(a) Schedule 3.14(a) of the Disclosure Schedule contains a list of (1) all Intellectual Property that is registered, or for which an application for registration is pending, with any Governmental Authority, as of the date of this Agreement, in the name of Seller and, as of the Closing Date, in the name of the Company, (2) all written invention disclosures relating to material unregistered Intellectual Property owned by or licensed to, as of the date of this Agreement, Seller and, as of the Closing Date, to the Company, (3) all actions that must be taken by the Company within ninety (90) days following the Closing Date to maintain the validity or enforceability of the registered Intellectual Property, including the payment of any registration, maintenance or renewal fees or the filing of any responses to office actions, documents, applications or certificates, for the purposes of obtaining, maintaining, perfecting, preserving or renewing any registered Intellectual Property, and (4) all registered Intellectual Property rights that Seller, as of the date of this Agreement, and the Company, as of the Closing Date, licenses from third parties.

(b) (1) Seller has no Knowledge of any claims against the Company, Seller or any of its Affiliates asserting the invalidity, misuse or unenforceability of any of the Intellectual Property owned by or licensed to the Company, (2) the Company has not received any written notices, and Seller has no Knowledge of any facts which indicate a likelihood, that the use in the US of the Intellectual Property owned by or licensed to the Company immediately preceding the Closing infringes upon, misappropriates or conflicts with the Intellectual Property of any other Person, (3) to the Knowledge of the Seller, none of the Intellectual Property owned by or licensed to the Company has been infringed, misappropriated or conflicted by other Persons, and (4) other than the Contribution Agreement, RTK License Agreement and any agreement with any third party set forth in Schedule 3.14(b) of the Disclosure Schedule, there are no other contracts, licenses or agreements to which Seller or the Company is bound with respect to the Intellectual Property owned or licensed to Company. The transactions contemplated by this Agreement will not have any adverse effect on the Company’s right, title or interest in and to the Intellectual Property listed on Schedule 3.14(a) of the Disclosure Schedule and all of such Intellectual Property Rights shall be owned or available for use by the Company on identical terms and conditions immediately after the Closing.

(c) Any and all Intellectual Property owned by or licensed to the Company may be licensed or sublicensed, as applicable, to Parent or its Affiliates in the PRC for their use in the PRC without any permit, approval, consent, filing or license by, from or with any Governmental Authority in the US, except for those permits, approvals, consents, filings or licenses set forth in Schedule 3.14(c) of the Disclosure Schedule, and Company has obtained, or will obtain prior to the Closing, all such valid approvals, consents, filings or licenses.

(d) The Company (after the Seller’s contribution of Assigned Technology to it) and the Seller have taken reasonable steps to maintain the secrecy and confidentiality of trade secrets and other confidential information relating to the Assigned Technology that have not otherwise been disclosed in published patents, patent applications, or registered copyrights or trademarks.

3.15 Employees; ERISA. The Company does not currently have, nor has it ever had, any employees. Neither the Company nor any ERISA Affiliate has established or currently maintains an “employee benefit plan” (within the meaning of Section 3(3) of ERISA) (an “Employee Benefit Plan”) covering the Company, nor has any such Employee Benefit Plan ever been maintained. The Company does not currently have any obligation, contractual or otherwise, to contribute to any Employee Benefit Plan.

3.16 Litigation. There is no Action presently pending or, to the Knowledge of Seller, threatened, against the Company or any of its properties. There is no outstanding judgment, decree, injunction, award or order of any Governmental Authority or arbitrator against or involving the Company or any of its properties.

3.17 Brokerage. (a) No broker, finder, investment banker or other intermediary has acted directly or indirectly for Seller or the Company in connection with this Agreement or the transactions contemplated hereby; and (b) no broker, finder, investment banker or other intermediary is entitled to any brokerage, finder’s or other fee or commission in respect thereof based in any way on agreements, arrangements or understandings made by or on behalf of Seller or the Company or otherwise.

3.18 Disclosure in the Seller Schedule. The disclosure in any Section of the Disclosure Schedule of an exception to any representation and warranty shall constitute disclosure of such exception for the representations and warranties to which such disclosure expressly refers and shall be deemed to be disclosed and incorporated in each other Section of the Disclosure Schedule to the extent it is readily apparent on its face that such disclosure relates to such other Section.

3.19 Assigned Assets. As of the Closing Date: (i) Seller has contributed all of the Assigned Assets to the Company in accordance with the Contribution Agreement (the “Contribution”) and (ii) the Company owns all of the Assigned Assets free of any liens, charges, encumbrances, security interests, restrictive agreements or assessments other than those set forth in the Contracts. Prior to such contribution: (x) the Seller owned all of the Assigned Assets and (y) except as set forth under Schedule 3.19(ii)(y) of the Disclosure Schedule, the Assigned Assets constituted all of the Intellectual Property of Seller that Seller developed or acquired specifically for use with the Assigned Assets other than any Additional Assets (as defined in the Contribution Agreement) that Seller transfers to the Company pursuant to Section 4.2 of the Contribution Agreement. For the sake of clarity, reference to ownership of the Assigned Assets in this Section 3.19 as it relates to the agreements and contracts included in the Assigned Assets shall mean that Company shall be, after the completion of the Contribution, and Seller is, on the date hereof and immediately prior to the completion of the Contribution, a counterparty to such agreement or contract.

3.20 OFAC. Seller is not (i) listed on the Specially Designated Nationals and Blocked Persons List maintained by OFAC (as defined below) pursuant to the Order (as defined below) or on any other list of terrorists or terrorist organizations maintained pursuant to any of the rules and regulations of OFAC or pursuant to any other applicable Orders (such lists are collectively referred to as the “Lists”); (ii) a Person who has been determined by competent authority to be subject to the prohibitions contained in the Orders; or (iii) owned or controlled by, or acts for or on behalf of, any Person on the Lists or any other Person who has been determined by competent authority to be subject to the prohibitions contained in the Orders. The term “Order” shall mean the requirements of Executive Order No. 133224, 66 Fed. Reg. 49079 (Sept. 25, 2001) and other similar requirements contained in the rules and regulations of the U.S. Office of Foreign Assets Control, Department of the Treasury (“OFAC”) and in any enabling legislation or other Executive Orders or regulations in respect thereof (the Order and such other rules, regulations, legislation, or orders are collectively called the “Orders”).

3.21 No Implied Representations. It is the explicit intent of each party hereto that neither the Company, Seller nor any Affiliate thereof is making or has made any representation or warranty whatsoever, express or implied, beyond those expressly given by Seller and the Company herein, including, but not limited to, any implied warranty or representation as to the future business, results of operations, financial condition or prospects of the Company or as to the value, condition, merchantability, fitness for a particular purpose, or suitability of any of the properties or assets of the Company.

ARTICLE 4   REPRESENTATIONS AND WARRANTIES OF PARENT AND BUYER

Except as otherwise set forth in the Buyer Disclosure Schedule attached hereto and incorporated herein by this reference, Parent and Buyer, jointly and severally, represent and warrant to Seller, as of the date hereof and as of the Closing, as follows:

4.1 Organization and Standing. Each of Parent and Buyer (a) is duly incorporated, validly existing and in good standing under the laws of the state or other jurisdiction of its incorporation, and (b) has all necessary corporate power and authority to carry on its business as it is now being conducted and to own or use the properties and assets that it purports to own or use. Buyer is duly qualified as a foreign entity in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities makes such qualification necessary, except where the failure to be so qualified or licensed would not have a material adverse effect. All of the issued and outstanding share capital of Buyer is owned, directly or indirectly, by Parent.

4.2 Authority. Each of Parent and Buyer has all requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement has been duly authorized, executed and delivered by Parent and Buyer, and (assuming the due authorization, execution and delivery by Seller and the Company) this Agreement constitutes the legal, valid and binding obligations of Parent and Buyer enforceable against Parent and Buyer in accordance with its terms except to the extent that enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws affecting enforcement of creditors’ rights generally, and general principles of equity (regardless of whether enforcement is considered in a proceeding at law or in equity).

4.3 No Violation of Law and Agreements. The execution and delivery by each of Parent and Buyer of this Agreement and the performance by each of Parent and Buyer of its obligations hereunder does not and will not:

(a) violate any provision of the respective Organizational Documents of Parent or Buyer; or

(b) (1) violate any provision of Applicable Law relating to Parent or Buyer; (2) violate any provision of any order, arbitration award, judgment or decree to which Parent or Buyer is subject; or (3) require a registration, filing, application, notice, consent, approval, order, qualification or waiver with, to or from any Governmental Authority except for the Overseas Investment Approvals;

in any case under clause (b) above, except for any violation or non-compliance that would not have a material adverse effect on Parent or Buyer or the ability of the Parent or Buyer to perform its obligations under the Transaction Documents.

4.4 Approvals. Prior to the Closing, each of Parent and Buyer, as applicable, shall have obtained all consents, approvals, licenses, permits and other authorizations of any Governmental Authority (including the Ministry of Commerce, the National Development and Reform Commission and the State Administration of Foreign Exchange and their respective local counterparts) (the “Overseas Investment Approvals”) that are required for the consummation by Parent and Buyer of the transactions contemplated under Articles 1 and 2, and such Overseas Investment Approvals, each of which is listed in Schedule 9.6 attached hereto, shall be in full force and effect as of the Closing.

4.5 Financial Capacity. Buyer will have at the Closing sufficient funds to perform its obligations hereunder.

4.6 Litigation. There is no Action presently pending or, to the knowledge of Parent or Buyer, threatened against Parent or Buyer, that would prevent Parent or Buyer from performing its obligations hereunder. There is no outstanding judgment, decree, injunction, award or order, against or involving Parent or Buyer that would prevent Parent or Buyer from performing its obligations hereunder.

4.7 Brokerage. (a) No broker, finder, investment banker or other intermediary has acted directly or indirectly for Parent, Buyer or any Affiliate thereof in connection with this Agreement or the transactions contemplated hereby; and (b) no broker, finder, investment banker or other intermediary is entitled to any brokerage, finder’s or other fee or commission in respect thereof based in any way on agreements, arrangements or understandings made by or on behalf of Parent, Buyer or any Affiliate thereof

4.8 OFAC. Neither Parent, Buyer nor any beneficial owner of Parent is (i) listed on any List; (ii) a person who has been determined by competent authority to be subject to the prohibitions contained in the Orders; or (iii) owned or controlled by, or acts for or on behalf of, any Person on the Lists or any other Person who has been determined by competent authority to be subject to the prohibitions contained in the Orders.

4.9 Investment Intention. Each of Parent and Buyer has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of acquiring the Units. Buyer is acquiring the Units for investment only, and not with a view toward or for sale in connection with any distribution thereof, or with any present intention of distributing or selling any of the Units. Buyer understands that the transactions contemplated hereby have not been, and will not be, the subject of a registration statement filed under the Securities Act, or qualified under applicable state securities laws, by reason of a specific exemption from the registration provisions of the Securities Act and the qualification provisions of the applicable state securities laws. Buyer understands that none of the Units may be resold unless such resale is registered under the Securities Act and qualified under applicable state securities laws, or an exemption from such registration and qualification is available.

4.10 No Implied Representations. It is the explicit intent of each party hereto that neither Parent, Buyer nor any Affiliate thereof is making or has made any representation or warranty whatsoever, express or implied, beyond those expressly given by Parent and Buyer herein.

ARTICLE 5   COVENANTS AND AGREEMENTS OF SELLER AND COMPANY

5.1 Conduct of Business. From the date hereof through the Closing Date, the Company shall, and Seller shall cause the Company to, carry on its business in the ordinary course consistent with past practice, including the filing of any Tax Return and the payment of any Taxes that are required to be filed or paid, except as otherwise contemplated herein.

5.2 Prohibited Transactions. Except as otherwise contemplated herein or as set forth in Schedule 5.2, from the date hereof through the Closing Date, without the prior written consent of Buyer, the Company shall not, and Seller shall not cause or suffer the Company to conduct any business, incur any liabilities or assume any obligations, including but not limited to, doing or agreeing to do any of the following (except for entry into, or except as contemplated expressly by, the Transaction Documents):

(a) incur any obligations for borrowed money;

(b) issue or sell any equity securities;

(c) amend its certificate of formation or operating agreement;

(d) mortgage, pledge or otherwise encumber any of its properties or assets or sell, transfer or otherwise dispose of any of its properties or assets;

(e) enter into, terminate or amend any Contract;

(f) employ any employee or consultants;

(g) make or change any Tax election; or

(h) waive any right, forebear any debt or release any claim.

5.3 Actions with Respect to the Assigned Assets. Except as otherwise contemplated herein or as set forth in Schedule 5.3, from the date hereof through the Closing Date, (a) Seller shall not use, dispose of any of its rights or interests in, impose or suffer to exist any liens, charges, encumbrances, security interests, restrictive agreements or assessments on, or take any other action (other than actions required under clause (b)) with respect to, the Assigned Assets, in each case without the prior written consent of Parent and Buyer; and (b) Seller shall take, or cause to be taken by its Affiliates (other than the Company), all reasonable actions (i) to maintain its title in the Assigned Assets and (ii) that must be taken by Seller or such Affiliate on or prior to the Closing Date to maintain the validity or enforceability of the registered Intellectual Property of the Assigned Assets for the purposes of obtaining, maintaining, perfecting, preserving or renewing any registered Intellectual Property of the Assigned Assets.

5.4 Efforts to Close. From the date hereof through the Closing Date, Seller and the Company shall use commercially reasonable efforts to take, or cause to be taken, all actions, and shall do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated hereby (including, without limitation, using commercially reasonable efforts to satisfy Buyer’s conditions to Closing), and shall cooperate with Parent and Buyer in connection with the foregoing.

5.5 Expenses. Seller shall bear all expenses incurred by or on behalf of Seller and the Company (in the case of the Company limited to those expenses relating to periods prior to the Closing), in connection with the preparation, execution and performance of this Agreement and the transactions contemplated hereby, including, without limitation, all fees and expenses of their agents, representatives, counsel and accountants.

5.6 Supplements to Schedules; Covenants. If prior to the Closing Date, Seller or the Company (i) becomes aware of any event or condition that causes any of its representations or warranties herein to be inaccurate in any material respect, (ii) becomes aware that any of its representations or warranties herein was inaccurate when made in any material respect, (iii) becomes aware of any material failure of Seller or the Company to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder, Seller and the Company shall promptly notify Buyer in writing and shall use all commercially reasonable efforts to remedy the same. Seller may thereafter (but not following the Closing) supplement the Disclosure Schedule to account for such inaccuracy; provided, that the delivery of a supplemented or amended Disclosure Schedule pursuant to this Section 5.6 shall not modify or qualify the representations or warranties of Seller. Notwithstanding the foregoing, the delivery of any supplemented or amended Disclosure Schedule pursuant to this Section 5.6, to the extent that any supplemented or amended disclosure is material and relates (x) to events or conditions that (A) occur after the date of this Agreement and (B) are not directly caused by, or directly result from any actions, or nonaction, of Seller or the Company in breach of this Agreement, or (y) to representations or warranties that are qualified as to Knowledge of Seller and such Knowledge was only obtained after the date of this Agreement, shall constitute a non-willful failure by Seller to satisfy the condition to Buyer’s obligations to consummate the Closing set forth in Section 10.1; provided that if Buyer determines to waive the conditions set forth in Section 10.1 after the delivery of such supplement or amended Disclosure Schedule, then the representations, warranties, covenants and agreements made by Seller as modified by such amended or supplemented Disclosure Schedule shall form the sole basis for indemnification pursuant to Section 11.2 below.

5.7 Access to Information.

(a) Subject to Section 5.7(b), from the date hereof until the Closing Date, Seller and the Company shall (i) give Parent and Buyer, their respective counsel, auditors and other authorized representatives reasonable access, during normal business hours, to the books and records of the Company and such financial and operating data and other information relating to the Company as such Persons may reasonably request, and (ii) instruct the employees of Seller to cooperate with Parent and Buyer in their investigation of the Company. No investigation by Parent or other information received by Parent shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by Seller hereunder.

(b) During the period commencing from the date hereof until the Closing Date, upon request to Seller, Buyer shall have the right during a period of fourteen (14) consecutive days mutually agreed to with Seller to inspect Seller’s Assigned Technology files on a computer supplied by Seller at a location specified by Seller during normal business hours in order to confirm that the materials contained in such files are included in the exhibits of the Contribution Agreement setting forth the Assigned Technology; provided that Buyer shall have no right to make, request or take copies of such materials; nor shall Buyer have the right to take notes regarding such materials; provided that Buyer shall have the right to take notes solely for the purpose of assisting it to confirm that the materials contained in such files are included in the exhibits of the Contribution Agreement setting forth the Assigned Technology so long as Buyer provides Seller with a copy of any such notes prior to leaving the location of its review.

ARTICLE 6   COVENANTS AND AGREEMENTS OF PARENT AND BUYER

6.1 Efforts to Close. From the date hereof through the Closing Date, Parent and Buyer shall use commercially reasonable efforts to take, or cause to be taken, all actions, and shall do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated hereby (including, without limitation, using commercially reasonable efforts to satisfy the conditions to the obligations of Seller under Article 9), and shall cooperate with Seller in connection with the foregoing.

6.2 Expenses. Parent and Buyer shall bear all expenses incurred on behalf of Parent and Buyer in connection with the preparation, execution and performance of this Agreement and the transactions contemplated hereby, including, without limitation, all fees and expenses of its agents, representatives, counsel and accountants.

6.3 Parent and Buyer’s Representations. If prior to the Closing Date, Parent or Buyer (i) becomes aware of any event or condition that causes any of the representations or warranties of Parent or Buyer herein to be inaccurate in any material respect; (ii) becomes aware that any of the representations or warranties of Parent or Buyer herein was inaccurate when made in any material respect; or (iii) becomes aware of any material failure of Parent or Buyer to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder, Parent and Buyer shall give prompt notice thereof to Seller and shall use all commercially reasonable efforts to remedy the same. Parent and Buyer may thereafter (but not following the Closing) supplement the Buyer Disclosure Schedule to account for such inaccuracy; provided, that the delivery of a supplemented or amended Buyer Disclosure

Schedule pursuant to this Section 6.3 shall not modify or qualify the representations or warranties of Parent and Buyer. Notwithstanding the foregoing, the delivery of any supplemented or amended Buyer Disclosure Schedule pursuant to this Section 6.3, to the extent that any supplemented or amended disclosure is material and relates (x) to events or conditions that (A) occur after the date of this Agreement and (B) are not directly caused by, or directly result from any actions, or nonaction, of Parent or Buyer in breach of this Agreement, or (y) to representations or warranties that are qualified as to knowledge of Parent or Buyer and such knowledge was only obtained after the date of this Agreement, shall constitute a non-willful failure by Buyer to satisfy the condition to Seller’s obligations to consummate the Closing set forth in Section 9.1; provided that if Seller determines to waive the conditions set forth in Section 9.1 after the delivery of such supplement or amended Disclosure Schedule, then the representations, warranties, covenants and agreements made by Parent and Buyer as modified by such amended or supplemented Buyer Disclosure Schedule shall form the sole basis for indemnification pursuant to Section 11.3 below.

ARTICLE 7   COVENANTS AND AGREEMENTS OF SELLER, COMPANY, PARENT AND BUYER

7.1 CFIUS Approval. If not already done so prior to the date hereof, Buyer and Seller shall prepare and submit a joint voluntary notice with respect to the transactions contemplated hereby to the Committee on Foreign Investment in the US (“CFIUS”), pursuant to Section 721 of the Defense Production Act of 1950, as amended by the Foreign Investment and National Security Act of 2007, as amended (“FINSA”), and the regulations promulgated thereunder, as promptly as reasonably practicable, and shall take any and all actions advisable, necessary or desirable to finally and successfully secure the CFIUS approval as promptly as reasonably practicable after the date of such submission. Such efforts shall include providing CFIUS with any additional or supplemental information requested by CFIUS or its member agencies during the CFIUS review process. Seller, on the one hand, and Buyer, on the other hand, will (i) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, (ii) keep the other party reasonably informed of any communication received by such party from, or given by such party to, CFIUS or any other Governmental Authority, in each case regarding the transactions contemplated hereby and (iii) permit the other party to review any communication given by it to, and consult with each other in advance of any meeting or conference with, CFIUS or any other Governmental Authority, and to the extent permitted by CFIUS or such other applicable Governmental Authority, give the other party the opportunity to attend and participate in such meetings and conferences; provided, however, that materials provided by Seller, on the one hand, and Buyer, on the other hand, to the other party may be redacted as necessary to comply with Applicable Law.

7.2 Overseas Investment Approvals. Each of Parent and Buyer shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, and cooperate with each other in order to do, all things necessary, proper or advisable to obtain the Overseas Investment Approvals that are required for the consummation by Parent and Buyer of the transactions contemplated under this Agreement as soon as practicable, including, without limitation, causing the preparation and filing of all forms, registrations and notices required to be filed and the taking of such actions as are necessary to obtain any such Overseas Investment

Approvals. If either Parent or Buyer receives a request for information or documentary material from any PRC Governmental Authority with respect to this Agreement or any of the transactions contemplated herein, or any such Overseas Investment Approvals (or activities related thereto), then such party shall use its reasonable best efforts to, (i) respond to such request as soon as reasonably practicable and after consultation with Seller, and (ii) provide the requested information and documentary material in substantial compliance with such request. Each of Parent and Buyer shall keep Seller apprised of the status of, and any developments in connection with, obtaining of such Overseas Investment Approvals, including furnishing Seller with copies of any applications, filings, submissions, supporting documents and approvals relating to any such Overseas Investment Approval upon Seller’s request (other than those solely related to the approvals, registrations or filings required to be obtained or made by the shareholders of Parent), and shall promptly notify Seller of any communications from or with any Governmental Authority with respect to such Overseas Investment Approvals. Seller and the Company shall use reasonable best efforts to cooperate with Parent and Buyer in connection with the foregoing, including but not limited to furnishing such information and documentary materials about Seller and the Company and its assets and properties that is required for any application or other filing to be made by Parent or Buyer in connection with any such Overseas Investment Approval.

7.3 Closing Covenants.

(a) Assignment Agreement. Concurrent with the Closing, Seller shall execute and deliver an Assignment Agreement in substantially the form attached hereto as Exhibit B (the “Assignment Agreement”) conveying to Buyer all right, title and interest of Seller in and to the applicable Units.

(b) Transitional Services Agreement. Concurrent with the Closing, the Company shall execute and deliver to Seller, and Seller shall execute and deliver to the Company, a transitional services agreement in substantially the form attached hereto as Exhibit C (the “Transitional Services Agreement”).

(c) RTK License Agreement. Concurrent with the Closing, the Company shall execute and deliver to Seller, and Seller shall execute and deliver to the Company, a license agreement in substantially the form attached hereto as Exhibit D (the “RTK License Agreement”).

(d) Contribution of Assigned Assets. At least two (2) Business Days prior to the Closing Date (i) the Company shall execute and deliver to Seller, and Seller shall execute and deliver, the Contribution Agreement in the form attached hereto as Exhibit A and (ii) Seller shall have contributed the Assigned Assets to the Company pursuant to the Contribution Agreement.

7.4 Purchase Price Allocation.

(a) The parties to this Agreement agree to determine the amount of and allocate the total consideration (including the Assumed Liabilities) transferred by Buyer to Seller pursuant to this Agreement (the “Consideration”) among the Assigned Assets in accordance with Section 1060 of the Code (the “Allocation”).

(b) Seller shall provide Buyer with a preliminary Allocation no later than ninety (90) days following the Closing Date. If Buyer disagrees with any item reflected on the preliminary Allocation provided by Seller, Buyer shall notify Seller of such disagreement and its reasons for so disagreeing within thirty (30) days of receipt of such Allocation, in which case Seller and Buyer shall attempt to resolve in good faith the disagreement. If Buyer does not so notify Seller of a disagreement within such thirty (30) day period, the preliminary Allocation prepared by Seller shall become the final Allocation. To the extent Seller and Buyer cannot agree on a mutually acceptable determination and/or allocation of the Consideration within fifteen (15) days following Seller’s receipt of Buyer’s objections (if any), such determination and/or allocation shall be made by BDO International Limited, or such other nationally recognized firm of independent public accountants in the US agreed upon by Seller and Buyer, within fifteen (15) days following the referral of the matter to BDO International Limited (or such other firm of independent public accountants) and whose decision shall be final and binding and whose expenses shall be shared equally by Seller and Buyer. Any subsequent adjustments to the Consideration shall be reflected in the Allocation in a manner consistent with Section 1060 of the Code and the Regulations thereunder, as well as with the Allocation prior to such adjustment to the Consideration. Seller and Buyer each agree to cooperate with the other in preparing US Internal Revenue Service Form 8594 in a manner consistent with the final Allocation (as agreed by Buyer and Seller or as determined by BDO International Limited or such other independent public accountants), and to furnish the other with a copy of such Form prepared in draft form within a reasonable period before its due date.

(c) The determination and allocation of the Consideration derived pursuant to this Section 7.4 shall be binding on Seller and Buyer for all Tax purposes, and, except to the extent otherwise required by a Tax authority, neither of them shall (or shall permit any of its Affiliates to) take any position inconsistent therewith in any Tax Return or similar filing, any refund claim, litigation, controversy or otherwise.

7.5 Anti-Bribery. In connection with the Business, from the date hereof to the date on which Parent or Buyer makes the payment to Seller under Section 8.1, Parent, Buyer, Seller and Company will not, and will direct their representatives or any other Person acting on their behalf not to, offer, pay, promise to pay, or authorize the payment of any money, or offer, give, promise to give, or authorize the giving of anything of value, including but not limited to cash, checks, wire transfers, tangible and intangible gifts, favors, services, and those entertainment and travel expenses that go beyond what is reasonable and customary and of modest value:

(a) To any Government Official, whether directly or through any other Person, for the purpose of: (A) improperly influencing any act or decision of a Government Official in his or her official capacity; (B) inducing a Government Official to do or omit to do any act in violation of his or her lawful duties; (C) securing any improper advantage; or (D) improperly inducing a Government Official to influence or affect any act or decision of any Governmental Entity;

(b) To any Person under circumstances in which Parent, Buyer, Seller or Company operating the Business or in connection with the Business, or any affiliate, director, officer, employee, agent or representative of any of the foregoing, knew or had reason to know that all or a portion of such money or thing of value would be offered, given or promised, directly or indirectly, to any Government Official for the purpose of: (A) improperly influencing any act or decision of a Government Official in his or her official capacity; (B) inducing a Government Official to do or omit to do any act in violation of his or her lawful duties; (C) securing any improper advantage; or (D) improperly inducing a Government Official to influence or affect any act or decision of any Governmental Entity; or

(c) To any Person in a manner which would constitute or have the purpose or effect of public or commercial bribery, or the acceptance of or acquiescence in extortion, kickbacks, or other unlawful or improper means of obtaining business or any improper advantage.

7.6 Confidentiality Agreement. That certain Confidentiality Agreement dated May 1, 2012 between Seller and Parent (the “Confidentiality Agreement”) shall continue in full force and effect in accordance with its terms; provided that, upon Closing, all information relating to the Company and its business, assets and affairs (including but not limited to the Assigned Assets) shall be deemed Confidential Information (as defined in the Confidentiality Agreement) of the Parent for the purposes of the Confidentiality Agreement. Buyer agrees with each of Seller and Parent to comply with and to be bound as a Party (as defined in the Confidentiality Agreement) by all the provisions of the Confidentiality Agreement in all respects as if Buyer were a party to the Confidentiality Agreement and were named therein as a Party and on the basis that references therein to a Party shall include a separate reference to Buyer. Seller, Parent and Buyer agree that, subject to Section 14.14, the content and existence of the Transaction Documents shall be deemed to be Confidential Information (as defined in the Confidentiality Agreement) for the purposes of the Confidentiality Agreement.

ARTICLE 8   COVENANTS AND AGREEMENTS AFTER CLOSING

8.1 Performance Targets Payment.

(a) On the date that is forty (40) days after the earlier to occur of (a) SG Test Run Completion or (b) the SG Test Run Deadline, each as determined in accordance with Exhibit E, Buyer shall pay by wire transfer in immediately available funds to the account of Seller designated by Seller an amount equal to the SG Performance Target Payment Amount in accordance with Exhibit E attached hereto. If the Demonstration Facility shall not have achieved SG Mechanical Completion by the Completion Deadline as determined in accordance with Exhibit E, then Buyer shall pay by wire transfer in immediately available funds to the account of Seller designated by Seller an amount equal to Four Million Five Hundred Thousand Dollars ($4,500,000), after payment of such amount, Parent and Buyer shall have no obligation to run the test runs set forth in Exhibit E.

(b) On the date that is forty (40) days after the earlier to occur of (a) FT Test Run Completion or (b) the FT Test Run Deadline, each as determined in accordance with Exhibit F, Buyer shall pay by wire transfer in immediately available funds to the account of Seller designated by Seller an amount equal to the FT Performance Target Payment Amount as determined in accordance with Exhibit F attached hereto. If the Demonstration Facility shall not have achieved FT Mechanical Completion by the Completion Deadline as determined in accordance with Exhibit F, then Buyer shall pay by wire transfer in immediately available funds to the account of Seller designated by Seller an amount equal to Four Million Five Hundred Thousand Dollars ($4,500,000), after payment of such amount, Parent and Buyer shall have no obligation to run the test runs set forth in Exhibit F.

(c) Parent shall obtain all Overseas Investment Approvals that are required for Buyer to pay all amounts required under Sections 8.1(a) and 8.1(b) on or prior to the date such payments are due thereunder.

8.2 Tax Matters.

(a) Seller shall be responsible for the payment of all transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) (“Transfer Taxes”), if any, which may be payable with respect to the transactions contemplated by this Agreement to any Governmental Authority of or in the US. Buyer shall pay all Transfer Taxes, if any, which may be payable with respect to the transactions contemplated by this Agreement to any Governmental Authority of or in the PRC. Seller will, at its own expense, file all necessary Tax Returns and other documentation with any Governmental Authority of or in the US with respect to all such transfer, documentary, sales, use, stamp, registration and other such Taxes and fees and, if required by Applicable Law, Buyer will join in the execution of any such Tax Returns and other documentation. Buyer will, at its own expense, file all necessary Tax Returns and other documentation with any Governmental Authority of or in the PRC with respect to all such transfer, documentary, sales, use, stamp, registration and other such Taxes and fees and, if required by Applicable Law, Seller will join in the execution of any such Tax Returns and other documentation.

ARTICLE 9   CONDITIONS TO THE OBLIGATIONS OF SELLER

The obligation of Seller to complete the Closing is subject to the fulfillment on or prior to the Closing Date of the following conditions, any one or more of which may be waived by Seller, to the extent permitted by Applicable Law (it being agreed that if any of the following conditions are not satisfied as of the Closing and the parties nevertheless consummate the transaction contemplated hereby, such conditions shall be deemed waived except to the extent that the parties agree specifically to the contrary in writing).

9.1 Representations and Warranties. The representations and warranties of Buyer and Parent contained herein (i) that are qualified by materiality or Material Adverse Effect shall be true and correct, and (ii) that are not qualified by materiality or Material Adverse Effect shall be true and correct in all material respects on and as of the Closing Date as though made at and as of that date (except for representations and warranties, if any, made as of a specified date, which shall be true and correct as of the specified date), and Buyer and Parent shall each have delivered to Seller a certificate signed by its Chief Executive Officer to such effect.

9.2 Compliance with Covenants. Buyer and Parent shall each have performed and complied with (a) all covenants under Section 7.3 and (b) in all material respects all other terms, agreements, covenants and conditions of this Agreement, in each case to be performed or complied with by it on or prior to the Closing Date, and Buyer and Parent shall each have delivered to Seller a certificate signed by its Chief Executive Officer to such effect.

9.3 Corporate Action. Buyer shall have delivered to Seller (a) a certificate of good standing with respect to Buyer issued by the Delaware Secretary of State showing that Buyer is in good standing in the State of Delaware, dated within five (5) Business Days prior to the Closing; and (b) an incumbency certificate setting forth the specimen signatures of all officers and directors of Buyer, certified by its Secretary or Assistant Secretary.

9.4 Litigation. On the Closing Date, there shall be no Action pending or threatened pertaining to the transactions contemplated hereby or their consummation.

9.5 Absence of Adverse Governmental Action. No action shall have been taken, proposed or threatened and no statute, rule, regulation or order shall have been proposed, enacted or entered by any Governmental Authority or by any court with jurisdiction over the transactions contemplated hereby that threatens to prohibit or unduly delay consummation of such transactions on the terms and provisions herein set forth.

9.6 Overseas Investment Approvals. All Overseas Investment Approvals, as listed on Schedule 9.6, shall have been filed, made or obtained by Parent or Buyer, as the case may be; and Parent and Buyer shall have delivered to Seller true, complete and correct copies of such Overseas Investment Approvals.

9.7 CFIUS Approval. The period of time for any applicable review process by CFIUS under FINSA (including, if applicable, any investigation commenced thereunder) shall have expired or been terminated, CFIUS shall have provided a written notice to the effect that review of the transactions contemplated by this Agreement has been concluded and that a determination has been made that there are no issues of national security sufficient to warrant investigation under FINSA, or the President shall have made a determination under FINSA not to block the transaction.

ARTICLE 10 CONDITIONS TO THE OBLIGATIONS OF BUYER

The obligation of Buyer to complete the Closing is subject to the fulfillment on or prior to the Closing Date of the following conditions, any one or more of which may be waived by it, to the extent permitted by Applicable Law (it being agreed that if any of the following conditions are not satisfied as of the Closing and the parties nevertheless consummate the transaction contemplated hereby, such conditions shall be deemed waived except to the extent that the parties agree specifically to the contrary in writing).

10.1 Representations and Warranties. The representations and warranties of Seller and the Company contained herein (i) that are qualified by materiality or Material Adverse Effect shall be true and correct, and (ii) that are not qualified by materiality or Material Adverse Effect shall be true and correct in all material respects, in each case on and as of the Closing Date as though made at and as of that date (except for representations and warranties, if any, made as of a specified date, which shall be true and correct as of the specified date), and Seller shall have delivered to Buyer a certificate signed by the Chief Executive Officer of Seller to such effect.

10.2 Compliance with Covenants. Each of Seller and the Company shall have performed and complied with (x) all covenants under Section 7.3 and (y) in all material respects all other all terms, agreements, covenants and conditions of this Agreement, in each case to be performed or complied with by it on or prior to the Closing Date, and Seller and the Company shall each have delivered to Buyer a certificate signed by its Chief Executive Officer to such effect.

10.3 Corporate Status. Buyer shall have received a certificate of good standing with respect to the Company issued by the Delaware Secretary of State showing that the Company is in good standing in the State of Delaware, dated within five (5) Business Days prior to the Closing Date.

10.4 Litigation. On the Closing Date, there shall be no Action pending or threatened pertaining to the transactions contemplated hereby or to its consummation.

10.5 Absence of Adverse Governmental Action. No action shall have been taken, proposed or threatened and no statute, rule, regulation or order shall have been proposed, enacted or entered by any Governmental Authority or by any court with jurisdiction over the transactions contemplated hereby that threatens to prohibit or unduly delay consummation of such transactions on the terms and provisions herein set forth.

10.6 Filings; Consents. All registrations, filings, applications, notices, consents, approvals, licenses, permits, orders, qualifications, waivers and other authorizations as listed on Schedule 10.6 shall have been filed, made or obtained by Seller to Buyer’s reasonable satisfaction. All Overseas Investment Approvals, as listed on Schedule 9.6, shall have been obtained by Parent or Buyer, as the case may be.

10.7 CFIUS Approval. The period of time for any applicable review process by CFIUS under FINSA (including, if applicable, any investigation commenced thereunder) shall have expired or been terminated, CFIUS shall have provided a written notice to the effect that review of the transactions contemplated by this Agreement has been concluded and that a determination has been made that there are no issues of national security sufficient to warrant investigation under FINSA, or the President shall have made a determination under FINSA not to block the transaction.

ARTICLE 11 INDEMNIFICATION

11.1 Survival. Each covenant and agreement contained herein shall survive the Closing indefinitely except as otherwise provided herein. Each representation and warranty contained herein shall survive the Closing until, and will expire and be of no force and effect on, the conclusion of eighteen months following the Closing; provided, that all representations and warranties contained in Sections 3.1, 3.2, 3.3, 3.4, 3.14, 3.19, 4.1, 4.2, 4.3 and 4.4 shall survive until the earlier to occur of (i) six (6) months after the Mechanical Completion and (ii) forty (40) months after the Closing Date. Without limiting the foregoing, no party shall have liability hereunder for Losses with respect to any representation and warranty, unless a Claims Notice relating thereto has been delivered to such party by the other party in accordance with Section 11.4 prior to the expiration of the applicable survival period referenced above. Notwithstanding anything to the contrary, Parent and Buyer’s obligations under Section 11.3(a)(3) shall survive until the earlier to occur of (i) six (6) months after the Mechanical Completion and (ii) forty (40) months after the Closing Date.

11.2 Seller’s Obligation to Indemnify.

(a) Subject to clauses (b) through (e) of this Section 11.2 and the other provisions of this Article 11, Seller shall indemnify, defend and hold harmless Buyer (and its Affiliates, employees and assigns) from and against all Losses resulting from or arising out of (1) any breach or inaccuracy of any representation or warranty made by Seller contained in this Agreement, or (2) any breach, non-compliance or non-performance by Seller or the Company with any of the covenants or agreements of Seller or the Company contained in this Agreement.

(b) Seller shall not be liable for Losses under Section 11.2(a)(1) if the aggregate Losses incurred by Buyer (and its Affiliates, employees, and assigns) to which it is entitled to indemnification under Section 11.2(a)(1) is less than zero point seven five percent (0.75%) of the Purchase Price; provided, that Buyer shall be entitled to recover the full amount of all such Losses once such threshold is met; and provided further, that the foregoing limitation of liability shall not apply to any indemnification obligation under Section 11.2(a)(1) resulting from a breach of the representations or warranties contained in Sections 3.1 through 3.4.

(c) The maximum aggregate liability of Seller for Losses under Section 11.2(a) shall not exceed eighty percent (80%) of the Purchase Price, except for indemnification obligations under Section 11.2(a)(1) resulting from a breach of the representations or warranties contained in Sections 3.1 through 3.4 or Section 3.20 or the covenants contained in Section 7.5 hereto for which the maximum aggregate liability of Seller, when added together with any other liability of Seller hereunder, shall not exceed the Purchase Price.

(d) The indemnities herein of Seller are intended solely for the benefit of Buyer and are in no way intended to, nor shall they, constitute an agreement for the benefit of, or be enforceable by, any other Person.

(e) For purposes of determining the amount of any Losses, such amount shall be reduced by the amount of any insurance benefits and proceeds received or otherwise payable to Buyer or the Company. Any insurance recoveries by the Company or Buyer, with respect to any loss for which such entity has already been indemnified hereunder, shall be paid over to Seller. Seller’s liability to Buyer under this Section 11 shall be reduced on a dollar for dollar basis by any amount, in the aggregate, that the Company may recover from Seller under the Contribution Agreement after the Closing Date.

11.3 Parent and Buyer’s Obligation to Indemnify.

(a) Subject to clauses (b) through (e) of this Section 11.3, Parent and Buyer shall, jointly and severally, indemnify, defend and hold harmless Seller (and its Affiliates, employees and assigns) from and against all Losses resulting from or arising out of (1) any breach or inaccuracy of any representation or warranty made by Parent or Buyer contained in this Agreement, (2) any breach, non-compliance or non-performance by Parent or Buyer with any of the covenants or agreements of Parent or Buyer contained in this Agreement, or (3) any breach of Section 3 of the Contribution Agreement or any claims against the Seller or its Affiliates, employees and assigns that the use of the Assigned Assets owned by or licensed to the Company after the Closing infringes upon, misappropriates or conflicts with the Intellectual Property of any Person (other than Seller or an Affiliate of Seller), but excluding, in the case of this clause (3), Losses for which Seller is obligated to indemnify Buyer pursuant to Section 11.2.

(b) Neither Parent not Buyer shall be liable for Losses under Section 11.3(a)(1) if the aggregate Losses incurred by Seller (and its Affiliates, employees, and assigns) to which it is entitled to indemnification under Section 11.3(a)(1) is less than zero point seven five percent (0.75%) of the Purchase Price; provided, that Seller shall be entitled to recover the full amount of all such Losses once such threshold is met; and provided further, that the foregoing limitation of liability shall not apply to any indemnification obligation under Section 11.3(a)(1) resulting from a breach of the representations or warranties contained in Sections 4.1 through 4.4.

(c) The maximum aggregate liability of Parent and Buyer for Losses under Section 11.3(a) shall not exceed eighty percent (80%) of the Purchase Price, except for indemnification obligations under Section 11.3(a)(1) resulting from a breach of the representations or warranties contained in Sections 4.1 through 4.4 or Section 4.9 or the covenants contained in Section 7.5 or Section 8.1 hereto for which the maximum aggregate liability of Parent and Buyer, when added together with any other liability of Parent or Buyer hereunder, shall not exceed the Purchase Price.

(d) The indemnities herein of Parent and Buyer are intended solely for the benefit of Seller and are in no way intended to, nor shall they, constitute an agreement for the benefit of, or be enforceable by, any other Person.

(e) For purposes of determining the amount of any Losses, such amount shall be reduced by the amount of any insurance benefits and proceeds received or otherwise payable to Seller. Any insurance recoveries by Seller, with respect to any loss for which such entity has already been indemnified hereunder, shall be paid over to Parent. Parent and Buyer’s liability to Seller under this Section 11 shall be reduced on a dollar for dollar basis by any amount, in the aggregate, that Seller may recover from the Company under the Contribution Agreement after the Closing Date.

11.4 Notice of Asserted Liability. Promptly after a party entitled to indemnification (“Indemnitee”) becomes aware of any fact, condition or event that may give rise to Losses for which indemnification may be sought under this Article 11, such Indemnitee shall give notice thereof in the manner provided in this Section 11.4 (the “Claims Notice”) to the each indemnifying party (each, an “Indemnitor”). The Claims Notice shall include a description in reasonable detail of any claim or the commencement (or threatened commencement) of any action, proceeding or investigation (an “Asserted Liability”) against Indemnitee, and shall indicate the amount (estimated, if necessary) of the Losses that have been or may be suffered by Indemnitee. Subject to Section 11.1, failure of Indemnitee to promptly give notice hereunder shall not affect any rights to indemnification hereunder, except to the extent that an Indemnitor demonstrates actual material damage caused by such failure. Upon an Indemnitor’s request, Indemnitee shall provide each Indemnitor with reasonable access to all books and records relating to the Asserted Liability, and to all employees or other persons who are knowledgeable about such Asserted Liability, in order to allow each Indemnitor to audit the status of such Asserted Liability and the payments that have been, or will be, made with respect thereto.

11.5 Opportunity to Defend. Each Indemnitor may elect to compromise or defend, at its own expense and by its own counsel, any Asserted Liability; provided, however, that(i) an Indemnitor may not compromise or settle any Asserted Liability without the prior written consent of Indemnitee, unless such compromise or settlement requires no more than a monetary payment for which Indemnitee and any other indemnifiable parties hereunder are fully indemnified and expressly unconditionally releases the Indemnitee and such other indemnifiable parties from all liabilities and obligations with respect to such Asserted Liability, and (ii) an Indemnitor may not assume or maintain control of the defense of any Asserted Liability if (A) the Indemnitor does not acknowledge to the Indemnitee that the Indemnitor will indemnify the Indemnitee for the Losses resulting from such Asserted Liability, (B) the Asserted Liability relates to or arises in connection with any criminal Action, indictment or allegation, (C) the Asserted Liability seeks an injunction or equitable relief, but not monetary damages, against the Indemnitee or any of its Affiliates or employees or (D) the Indemnitor has failed to prosecute and defend vigorously the Asserted Liability. If an Indemnitor elects to compromise or defend such Asserted Liability, it shall within (15) days (or sooner, if the nature of the Asserted Liability so requires) notify Indemnitee of its intent to do so, and Indemnitee shall cooperate in the compromise of, or defense against, such Asserted Liability. If an Indemnitor elects not to compromise or defend any Asserted Liability, fails to notify Indemnitee of its election as herein provided or contests its obligation to indemnify, Indemnitee may pay, compromise or defend such Asserted Liability without prejudice to any right it may have hereunder. In any event, each Indemnitee may participate, at its own expense, in the defense of any Asserted Liability in respect of which it may have an indemnification obligation hereunder. If either party chooses to defend or participate in the defense of any Asserted Liability, it shall have the right to receive from the other party any books, records or other documents within such party’s control that are necessary or appropriate for such defense.

11.6 Treatment of Indemnity Payments. The parties agree to treat any indemnity payments made by Seller pursuant to this Article 11 as an adjustment to the purchase price received by Seller pursuant to this Agreement.

11.7 Exclusive Remedy. The parties agree and acknowledge that, except in the case of actual fraud or willful misconduct, the remedies provided in this Article 11 shall be the sole and exclusive remedy available to the parties hereto for any claim or cause of action arising out of, in connection with any breach or inaccuracy of any representation or warranty contained in this Agreement.

ARTICLE 12 GUARANTEE

12.1 Primary Obligor. Parent unconditionally and irrevocably guarantees as a continuing obligation, the due and punctual payment and performance by Buyer of all of the covenants, agreements and other obligations of Buyer set forth in this Agreement (the “Buyer Obligations”), and if Buyer fails to pay any amount or perform any obligation of the Buyer Obligations when due Parent shall pay such amount to Seller in the required currency and perform such obligation forthwith upon receiving Seller’s first written demand. Parent shall be liable under this guarantee as if it were a primary obligor and not merely as a surety.

12.2 Indemnification. Without prejudice to this guarantee, Parent unconditionally and irrevocably undertakes, as a separate, additional and continuing obligation, to indemnify Seller against all Losses arising out of any failure by Buyer to make due and punctual payment, performance, or observance of all of the Buyer Obligations, except to the extent such Losses exceed such Buyer Obligations. Parent waives any right available to it (but not any obligations applicable to it) under any Applicable Law which is inconsistent with any provision of this guarantee or which might otherwise require Seller to proceed against Buyer. This indemnity shall remain in effect notwithstanding that this guarantee may cease to be valid or enforceable against Parent for any reason whatsoever.

12.3 Continuing Guarantee. The guarantee hereunder shall be a continuing guarantee and shall remain in full force and effect until all the Buyer Obligations have been paid and performed in full. This guarantee is in addition to, and independent of, any lien, guarantee or other security or right or remedy now or at any time hereafter held by or available to Seller.

12.4 No Subrogation. Parent represents to and undertakes with Seller that Parent has not taken and will not take any security in respect of its liability under this guarantee whether from Buyer, the Company, or any other Person. Parent shall not exercise any right of subrogation or any other rights of sureties or enforce any security or other right or claim against Buyer or the Company in respect of its liability under this guarantee. If Parent receives any payment or benefit in breach of this Section 12.4, Parent shall hold the same upon trust for Seller as a continuing security for the Buyer Obligations.

12.5 Demand. More than one demand may be made under this guarantee. Demands made from time to time under this guarantee may be enforced irrespective of whether any steps or proceedings are or will be taken against Buyer to recover the indebtedness claimed under this guarantee or whether any other guarantee or security to which Seller may be entitled in respect thereof is or will be enforced.

ARTICLE 13 TERMINATION OF AGREEMENT

13.1 Termination. Subject to Section 13.2, this Agreement may be terminated prior to the Closing as follows:

(a) at the election of Seller, if any one or more of the conditions to its obligation to complete the Closing has not been fulfilled by the one hundred and twentieth (120th) day after the date of this Agreement (the “Long Stop Date”);

(b) at the election of Buyer, if any one or more of the conditions to its obligation to complete the Closing has not been fulfilled by the Long Stop Date;

(c) at the election of Seller, if Buyer has materially breached any representation, warranty, covenant or agreement contained herein; provided, however, that Seller shall have no termination right hereunder if the other conditions to the obligation of Seller to consummate the Closing contemplated hereby shall have been satisfied, unless such breach of representation, warranty, covenant or agreement shall not have been cured by Buyer on or before the earlier of (1) the Long Stop Date, or (2) forty-five (45) days after Buyer shall have received written notice from Seller that it intends to exercise its right to terminate under this paragraph (c);

(d) at the election of Buyer, if Seller have materially breached any representation, warranty, covenant or agreement contained herein; provided, however, that Buyer shall have no termination right hereunder if the other conditions to the obligation of Buyer to consummate the Closing contemplated hereby shall have been satisfied, unless such representation, warranty, covenant or agreement shall not have been cured by Seller on or before the earlier of (1) the Long Stop Date, or (2) forty-five (45) days after Seller shall have received written notice from Buyer that it intends to exercise its right to terminate under this paragraph (d);

(e) at the election of Seller, on the one hand, or Buyer, on the other hand, if any action, suit or proceeding shall have been instituted and be continuing by any Governmental Authority with proper authority to restrain, modify or prohibit the carrying out of the transactions contemplated hereby; provided, however, that neither Seller nor Buyer shall have any termination right hereunder if the other conditions to the obligation of Seller or Buyer, as the case may be, to consummate the transactions contemplated hereby shall have been satisfied, unless such action, suit or proceeding shall not have been stayed or terminated on or before the later of (1) the Long Stop Date, or (2) sixty (60) days after the commencement of such action, suit or proceeding becomes known to Buyer or Seller, as the case may be; or

(f) by mutual written consent of Seller and Buyer.

If Buyer or Seller, as the case may be, elect to terminate this Agreement pursuant to Sections 13.1(a), (b), (c), (d) or (e), the terminating party shall deliver a notice to the other party hereto declaring its election to so terminate this Agreement in accordance with the provisions of Sections 13.1(a), (b), (c), (d) or (e), as the case may be, and setting forth therein the basis for such termination.

If this Agreement so terminates, it shall become null and void and have no further force or effect, except as provided in Section 13.3.

13.2 Long Stop Date Extension. For the purposes of Section 13.1, if on or prior to the Long Stop Date (i) all of the conditions of Seller and Buyer to complete the Closing have been fulfilled or waived by the applicable party other than the conditions set forth in Section 9.6 and Section 10.6 and (ii) Parent and Buyer shall have made substantial progress in obtaining the Overseas Investment Approvals, then Buyer and Seller may, by mutual consent, which shall not be unreasonably withheld by either such party, extend the Long Stop Date for an agreed upon period not to exceed sixty (60) days.

13.3 Survival. If this Agreement is terminated, this Agreement shall become void and of no further force or effect, except for the provisions of Sections 5.5 and 6.2 and Articles 11, 12, 13, 14 and 15 and, for the avoidance of doubt, the Confidentiality Agreement, as supplemented and amended by Section 7.6, shall also continue in full force and effect. None of the parties hereto shall have any liability in respect of a termination of this Agreement pursuant to this Article 13, except to the extent that failure to satisfy the conditions of Articles 9 and 10, as applicable, results from the intentional or willful breach or violation of the representations, warranties, covenants or agreements of such party under this Agreement. For purposes of the preceding sentence, the failure of any party to comply with its respective obligations under Article 1 promptly after all conditions to such compliance shall have been fulfilled, shall constitute an intentional or willful violation of the agreement herein contained by such failing party.

ARTICLE 14 MISCELLANEOUS

14.1 Notices. All notices, requests, demands and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given (i) upon receipt, if delivered personally, (ii) upon confirmation of receipt, if given by electronic facsimile, (iii) on the tenth (10th) Business Day following mailing, if mailed first-class, postage prepaid, or by registered or certified mail, and (iv) on the seventh (7th) Business Day after deposit with an internationally recognized courier specifying rush or expedited delivery as follows:

(a) If (i) to the Company on or after the Closing Date or (ii) to Buyer to:

Attention:
Facsimile:	( ) -

with a copy to:

Wilson Sonsini Goodrich & Rosati P.C.
Jin Mao Tower, 38F, Unit 03-04
88 Century Boulevard
Shanghai, China 200121
Attention: Zhan Chen, Esq.
Facsimile: (86 21) 6165 -1799

(b) If to Parent to:

Attention:
Facsimile:	( ) -

with a copy to:

Wilson Sonsini Goodrich & Rosati P.C.
Jin Mao Tower, 38F, Unit 03-04
88 Century Boulevard
Shanghai, China 200121
Attention: Zhan Chen, Esq.
Facsimile: (86 21) 6165 -1799

(c) If (i) to the Company prior to the Closing Date or (ii) to Seller to:

Rentech, Inc.
10877 Wilshire Blvd., Suite 600
Los Angeles, California 90024
USA Attention: General Counsel with a copy to:

Morrison & Foerster LLP
707 Wilshire Blvd., 60th Floor
Los Angeles, California 90017
Attention: Russell G. Weiss, Esq.
Facsimile: (213) 892-5454

Any party may by notice given in accordance with this Section 14.1 to the other parties designate another address or person for receipt of notices hereunder.

14.2 Entire Agreement. This Agreement (including the Schedules and Exhibits hereto) and the Confidentiality Agreement contain the entire agreement of the parties with respect to the subject matter of this Agreement, and supersedes all prior agreements, representation and warranties, written or oral, with respect thereto.

14.3 Waivers and Amendments. This Agreement may be amended, superseded, canceled, renewed or extended, and the terms hereof or thereof may be waived, only by a written instrument signed by Buyer and Seller or, in the case of a waiver, by the party waiving compliance. The failure of a party to insist, in any one or more instances, upon performance of the terms or conditions of this Agreement shall not be construed as a waiver or relinquishment of any right granted hereunder or of the future performance of any such term, covenant or condition. No waiver on the part of any party of any right, power or privilege, nor any single or partial exercise of any such right, power or privilege, shall preclude any further exercise thereof or the exercise of any other such right, power or privilege.

14.4 Governing Law. This Agreement is governed by and is to be construed in accordance with the laws of Hong Kong.

14.5 Arbitration.

(a) Any dispute, controversy or claim arising out of or relating to this Agreement, including the existence, validity, performance, interpretation, construction, breach or termination thereof or the consequences of its nullity, shall first be subject to resolution through consultation of the parties to such dispute, controversy or claim. Such consultation shall begin within seven (7) days after one party hereto has delivered to the other parties involved a written request for such consultation. If within thirty (30) days following the commencement of such consultation the dispute cannot be resolved, the dispute shall be submitted to arbitration upon the request of any party with notice to the other parties.

(b) The arbitration shall be conducted in Hong Kong under the auspices of the Hong Kong International Arbitration Centre (the “HKIAC”). There shall be three arbitrators. The complainant and the respondent to such dispute shall each select one arbitrator within thirty (30) days after giving or receiving the demand for arbitration. Such arbitrators shall be freely selected, and the parties shall not be limited in their selection to any prescribed list. The Chairman of the HKIAC shall select the third arbitrator, who shall be qualified to practice law in Hong Kong. If either party to the arbitration does not appoint an arbitrator who has consented to participate within thirty (30) days after selection of the first arbitrator, the relevant appointment shall be made by the Chairman of the HKIAC.

(c) The place of arbitration and the place of oral hearing shall be Hong Kong. The arbitration proceedings shall be conducted in English. The arbitration tribunal shall apply the Hong Kong International Arbitration Centre Administered Arbitration Rules in force when the Notice of Arbitration is submitted in accordance with these Rules. However, if such rules are in conflict with the provisions of this Section 14.5, including the provisions concerning the appointment of arbitrators, the provisions of this Section 14.5 shall prevail.

(d) The arbitrators shall decide any dispute submitted by the parties to the arbitration strictly in accordance with the substantive Law of Hong Kong and shall not apply any other substantive law.

(e) Each party hereto shall cooperate with any party to the dispute in making full disclosure of and providing complete access to all information and documents requested by such party in connection with such arbitration proceedings, subject only to any confidentiality obligations binding on the party receiving the request.

(f) The award of the arbitration tribunal shall be final and binding upon the disputing parties, and any party to the dispute may apply to a court of competent jurisdiction for enforcement of such award.

(g) The parties hereto acknowledge that monetary damages alone may not adequately compensate the parties for any breach of the other party’s undertakings in this Agreement. As such, notwithstanding the above provisions, any party may apply for a preservation order or seek injunctive relief or other interim relief in any court of competent jurisdiction.

14.6 Reference to U.S. Dollars. All references in this Agreement to amounts of money expressed in dollars are references to US dollars, unless otherwise indicated.

14.7 Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties and their respective permitted successors and permitted assigns.

Neither this Agreement nor any of the rights hereunder, may be assigned by any party, nor may any party delegate any obligations hereunder or thereunder, without the written consent of the other party hereto or thereto. Any non-permitted assignment or attempted assignment shall be void. For the purposes hereof, neither a merger, consolidation, combination or amalgamation involving Seller or Parent nor a change of control of Seller or Parent, as applicable, shall be deemed an assignment or delegation by Seller or Parent, as applicable, under this Agreement.

Notwithstanding the foregoing, Sunshine Kaidi New Energy Group Co., Ltd. may assign its rights and obligations as Buyer under this Agreement to a directly or indirectly wholly-owned subsidiary; provided that such subsidiary shall deliver to the Parent and Seller, as a condition to such assignment, a deed of assignment and adherence in substantially the form attached hereto as Exhibit G, pursuant to which such subsidiary shall confirm its agreement to be subject to and bound by all of the provisions set forth in this Agreement that are applicable to the Buyer. For the avoidance of doubt, no such assignment shall relieve Sunshine Kaidi New Energy Group Co., Ltd. of any of its obligations as Parent hereunder.

14.8 No Third Party Beneficiaries. Nothing herein is intended or shall be construed to give any person any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision contained herein, except as otherwise provided herein.

14.9 Counterparts. This Agreement may be executed in any number of counterparts and by the several parties in separate counterparts (including by means of telecopied signature pages or signature pages in “pdf” or similar format sent as an attachment to an electronic mail message), each of which shall be deemed to be one and the same instrument.

14.10 Schedules and Exhibits. The schedules and exhibits attached to this Agreement are a part hereof or thereof, as applicable, as if fully set forth herein or therein.

14.11 Headings; Interpretation. The headings herein are for reference only and shall not affect the interpretation of this Agreement. Unless a clear contrary intention appears: (a) the singular number shall include the plural, and vice versa; (b) reference to any gender includes each other gender; (c) reference to any agreement, document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof; (d) “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation”; (e) all references in this Agreement to the “preamble” and “Articles,” “Schedules,” “Sections” and “Exhibits” are intended to refer to the preamble and Articles, Schedules, Sections and Exhibits to this Agreement, except as otherwise indicated; (f) the table of contents and headings in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement, and shall not be referred to in connection with the construction or interpretation of this Agreement; (g) “or” is used in the inclusive sense of “and/or”; (h) with respect to the determination of any period of time, “from” means “from and including” and “to” means “to but excluding”; and (i) “hereunder,” “hereof,” “hereto,” and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Article, Section or other provision hereof.

14.12 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under Applicable Law, but if any provision of this Agreement is held to be prohibited by or invalid under Applicable Law, such provision shall be ineffective only to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Agreement.

14.13 Time of Essence. Time is of the essence for each and every provision of this Agreement.

14.14 Public Announcements. The parties agree that the press release announcing the execution and delivery of this Agreement shall be a joint release of Parent and Seller, in such form as shall be mutually agreed upon by Parent and Seller (the “Joint Press Release”). Subject to the preceding sentence, no party to this Agreement shall make any press release or public announcement, or otherwise communicate with any news media, in respect of the Transaction Documents or the transactions contemplated therein without the prior written consent of the other parties, and the parties shall cooperate as to the timing and contents of any such press release or public announcement; provided, however, that Seller may, without the prior consent of the other parties, make such press release (other than the Joint Press Release), public disclosure, securities law filings, or public announcement as may be required in Seller’s reasonable opinion under Applicable Law, including stock exchange rules and regulations.

14.15 Waiver of Conflict. Buyer and Parent acknowledge that Seller and the Company have been jointly represented by Morrison & Foerster LLP in connection with this transaction and in other matters, and each of Buyer and Parent hereby agrees to waive on behalf of itself and the Company any and all conflicts of interest and privileges that may apply to any future representation by such firm of Seller or their Affiliates in connection with disputes arising from the transactions contemplated hereby or in connection with any other matters.

14.16 Mutual Drafting. The parties hereto are sophisticated and have been represented by lawyers throughout the transactions contemplated hereto who have carefully negotiated the provisions hereof. As a consequence, the parties do not intend that any laws or rules relating to the interpretation of contracts against the drafter of any particular clause should be applied to this Agreement and therefore waive their effects.

14.17 Further Assurances. Subject to Sections 5.3, 6.1, 7.1, and 7.2, each party hereto shall execute such documents and other papers and take such further actions as may be reasonably required or desirable to carry out the provisions of this Agreement and the transactions contemplated hereby.

14.18 Consent to Specific Performance. Each party hereto declares that it is impossible to measure in money the damages that would be suffered by a party by reason of the failure by any other party to perform any of the obligations hereunder. Therefore, if any party shall institute any action or proceeding to enforce the provisions hereof, any party against whom such action or proceeding is brought hereby waives any claim or defense therein that the other party has an adequate remedy at law.

ARTICLE 15 DEFINITIONS

15.1 Defined Terms. As used herein, the terms below shall have the following meanings. Any of such terms, unless the context otherwise requires, may be used in the singular or plural, depending upon the reference.

“2014 Extension Payment” has the meaning set forth in Section 1.1.

“Action” means any action, suit, proceeding or investigation (provided that such investigation is by a Governmental Authority) before any Governmental Authority or arbitrator.

“Affiliate” has the meaning set forth in the Securities Exchange Act of 1934 of the US, as amended, and the rules and regulations thereunder.

“Agreement” has the meaning set forth in the preamble.

“Allocation” has the meaning set forth in Section 7.4(a).

“Applicable Law” means, with respect to any Person, any domestic or foreign, federal, state or local statute, law, ordinance, rule, regulation, license, directive or requirement of, or any interpretation or administration of any of the foregoing by, any Governmental Authority applicable to such Person.

“Asserted Liability” has the meaning set forth in Section 11.4.

“Assigned Assets” means the Assigned Agreements, Assigned Technology and Assigned Units.

“Assigned Agreements” has the meaning ascribed to such term in the Contribution Agreement.

“Assigned Technology” has the meaning ascribed to such term in the Contribution Agreement.

“Assigned Units” has the meaning ascribed to such term in the Contribution Agreement.

“Assignment Agreement” has the meaning set forth in Section 7.3(b).

“Assumed Liabilities” has the meaning set forth in Recital B.

“BECE Purchase Agreement” shall mean that certain Equipment Purchase and Sale Agreement to be entered into among Seller, Rentech Energy Technology Center, LLC and Parent

“Benefited Party” has the meaning set forth in Section 11.2(f).

“Business” means the development, construction and operation of the Demonstration Facility.

“Business Day” means any day, other than Saturday, Sunday, any public holiday in Hong Kong or the PRC, or any day on which the commercial banks in the US are authorized or required to be closed for the conduct of regular banking business.

“Buyer” has the meaning set forth in the preamble.

“Buyer Disclosure Schedule” means a schedule prepared and delivered by Parent and Buyer to Seller pursuant to this Agreement that sets forth the exceptions to the representations and warranties of Parent and Buyer contained herein.

“Buyer Obligations” has the meaning set forth in Section 12.1.

“CFIUS” has the meaning set forth in Section 7.1.

“Claims Notice” has the meaning set forth in Section 11.4.

“Closing” has the meaning set forth in Section 2.1.

“Closing Date” has the meaning set forth in Section 2.1.

“Code” means the US Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the preamble.

“Completion Deadline” shall mean the fourth anniversary of the Closing Date; provided that: (i) in the event that (x) any Equipment is materially damaged by fire or other casualty, (y) the repair of such damage is not completed by the closing under the BECE Purchase Agreement, and (z) such damage and any ensuing repair to such damaged Equipment directly causes any actual delay in Mechanical Completion, the Completion Deadline shall be extended on a day for day basis for the number of days equal to the lesser of (1) the number of days following the closing under the BECE Purchase Agreement it actually takes to repair such Equipment and (2) the number of days following the closing under the BECE Purchase Agreement it could reasonably be expected to take to complete the repair of such Equipment; (ii) in the event that any breach of Section 6.1(c) of the BECE Purchase Agreement by Rentech Energy Technology Center, LLC directly causes any actual delay in Mechanical Completion, the Completion Deadline shall be extended on a day for day basis for the number of days following the closing under the BECE Purchase Agreement it takes for such breach to be cured; (iii) the Completion Deadline may be extended as provided in Exhibit E or Exhibit F, provided, however, that notwithstanding anything to the contrary in either Exhibit E or Exhibit F, where both Exhibit E and Exhibit F would provide for an extension of the Completion Deadline based on the same calendar day of delay, the Completion Deadline shall only be extended by only one day; and (iv) the Completion Deadline may be extended on day for day basis for any delay of FT Mechanical Completion or SG Mechanical Completion caused by a force majeure event beyond the control of Parent and Buyer, provided, however, that it is understood and agreed that the Completion Deadline shall not be extended if the events set forth in subsections (i), (ii) and (iv) do not cause any actual delay in Mechanical Completion.

“Confidentiality Agreement” has the meaning set forth in Section 7.6.

“Consideration” has the meaning set forth in Section 7.4(a).

“Contracts” has the meaning set forth in Section 3.11.

“Contribution” has the meaning set forth in Section 3.19.

“Contribution Agreement” has the meaning set forth in Recital B.

“Credited Amount” has the meaning set forth in Section 1.1.

“Demonstration Facility” means a demonstration scale, integrated biomass-to-liquids facility located at the research and development facility of Parent or its Affiliate in PRC, Wuhan, East Lake Development Zone, High Tech Road 999, 430075, utilizing the SG Technology, NiDFB Technology and/or FT Technology and Seller’s product upgrading equipment or equivalent thereof with a design capacity of approximately 100 dry metric tons per day of biomass feed and a nominal production of approximately 1.58 kL per day of liquids output.

“Disclosure Schedule” means a schedule prepared and delivered by Seller to Buyer pursuant to this Agreement that sets forth the exceptions to the representations and warranties of Seller contained herein.

“Equipment” has the meaning set forth in the BECE Purchase Agreement.

“ERISA” means the Employee Retirement Income Security Act of 1974 of the US, as amended.

“ERISA Affiliate” shall mean any Person that is, was or would be treated as a single employer with the Company under Section 4001 of ERISA or Section 414 (b), (c), (m) or (o) of the Internal Revenue Code of 1986 of the US, as amended.

“FINSA” has the meaning set forth in Section 7.1.

“FT Mechanical Completion” has the meaning set forth in Exhibit F.

“FT Performance Target Payment Amount” has the meaning set forth in Exhibit F.

“FT Performance Tests” has the meaning set forth in Exhibit F.

“FT Technology” has the meaning ascribed to such term in the Contribution Agreement.

“FT Test Run Completion” has the meaning set forth in Exhibit F.

“FT Test Run Deadline” has the meaning set forth in Exhibit F.

“Government Official” means (i) any official, officer, employee, or representative of, or any Person acting in an official capacity for or on behalf of, any Governmental Entity, (ii) any political party official or candidate for political office or (iii) any company, business, enterprise or other entity owned or controlled by any Person described in the foregoing clauses (i) or (ii).

“Governmental Authority” means the government of any nation, province, state, city, locality or other political subdivision of any thereof, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, regulation or compliance, including, without limitation, any court or administrative agency.

“Governmental Entity” means (i) any national, federal, state, county, municipal, local, or foreign government or any entity exercising executive, legislative, judicial, regulatory, taxing, or administrative functions of a governmental nature, (ii) any public international organization (such as the World Bank, the European Union, the United Nations Educational, Scientific, and Cultural Organization, or the World Intellectual Property Organization), (iii) any agency, division, bureau, department, or other political subdivision of any government, entity or organization described in the foregoing clauses (i) or (ii), (iv) any company, business, enterprise, or other entity owned or controlled by any government, entity, or organization described in the foregoing clauses (i), (ii) or (iii) or (v) any political party.

“HKIAC” has the meaning set forth in Section 14.5(b).

“Hong Kong” means the Hong Kong Special Administrative Region of the PRC.

“Indemnitee” has the meaning set forth in Section 11.4.

“Indemnitor” has the meaning set forth in Section 11.4.

“Purchase Price” has the meaning set forth in Section 1.1.

“Sale” has the meaning set forth in Section 1.1.

“Intellectual Property” means all intellectual property, regardless of form, including, without limitation, (a) patents, patent applications and patent disclosures, and all reissues, divisions, re-examinations, renewals, extensions, provisionals, continuations and continuations-in-part thereof, and equivalent or similar rights, (b) internet domain names, trademarks, service marks, trade dress, trade names, logos and corporate names and registrations and applications for registration thereof together with all of the goodwill associated therewith, (c) works of authorship, copyrights (registered or unregistered), mask works and registrations and applications for registration for any of the foregoing items, (d) trade secrets and other confidential information (including ideas, formulas, compositions, inventions, know-how, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, copyrightable works, financial and marketing plans and customer and supplier lists and information), (e) other intellectual property rights including moral rights, (f) copies and tangible embodiments thereof (in whatever form or medium), and (g) any and all causes of action arising from or related to any of the foregoing items.

“Joint Press Release” has the meaning set forth in Section 14.14.

“Knowledge of Seller” means to the actual knowledge of Harold A. Wright, Jeffrey R. Spain and Colin M. Morris, after reasonably due and diligent inquiry.

“Lists” has the meaning set forth in Section 3.20.

“Long Stop Date” has the meaning set forth in Section 13.2.

“Losses” means all losses, costs, claims, liabilities, damages, lawsuits, demands and expenses (including attorney’s fees and expenses), and all amounts paid in the investigation, defense or settlement of any of the foregoing and any such losses through the Company; provided, however, that Losses shall not include (i) those which arise solely out of changes after the Closing Date in Applicable Law or interpretations or applications thereof, (ii) those which are duplicative of Losses that have been previously recovered hereunder, or (iii) those which relate to any consequential, special, incidental, indirect, multiple, punitive, or exemplary damages, or to any lost profits. Without limiting the foregoing, “Losses” is not limited to matters asserted by third parties, but includes Losses incurred or sustained in the absence of third party claims.

“Material Adverse Effect” means any material adverse effect on (i) the condition (financial or otherwise), business, assets, results of operations or prospects of the Company taken as a whole, excluding any effect resulting from (A) changes in the general economic or political conditions, (B) changes (including changes of Applicable Law) or conditions generally affecting the industry in which the Company is purported to operate, (C) acts of war, sabotage or terrorism or natural disasters or (ii) the Company’s or Seller’s ability to consummate the transactions contemplated by this Agreement.

“Mechanical Completion” means the date on which both SG Mechanical Completion and FT Mechanical Completion have been achieved.

“NiDFB Technology” has the meaning ascribed to such term in the Contribution Agreement.

“OFAC” has the meaning set forth in Section 3.20.

“Order” and “Orders” have the meaning set forth in Section 3.20.

“Organizational Documents” means the certificate or articles of incorporation, certificate of formation, bylaws, operating agreement or equivalent organizational documents, as applicable, of an entity.

“Overseas Investment Approvals” has the meaning set forth in Section 4.4.

“Parent” has the meaning set forth in the preamble.

“Person” means an individual, corporation, limited liability company, joint stock company, partnership, association, trust, estate or other entity or organization, including a Governmental Authority.

“PRC” means the People’s Republic of China, excluding, for the purposes of this Agreement only, Hong Kong, the Macau Special Administrative region and Taiwan.

“RTK License Agreement” has the meaning set forth in Section 7.3(c).

“Securities Act” means the Securities Act of 1933 of the US, as amended.

“Seller” has the meaning set forth in the preamble.

“SG Mechanical Completion” has the meaning set forth in Exhibit E.

“SG Performance Target Payment Amount” has the meaning set forth in Exhibit E.

“SG Performance Tests” has the meaning set forth in Exhibit E.

“SG Technology” has the meaning ascribed to such term in the Contribution Agreement.

“SG Test Run Completion” has the meaning set forth in Exhibit E.

“SG Test Run Deadline” has the meaning set forth in Exhibit E.

“Tax” or “Taxes” means any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, withholding, payroll, employment, excise, severance, stamp, property, environmental or windfall profit tax, custom, duty or other tax, together with any interest or any penalty, addition to tax or additional amount and any interest on such penalty, addition to tax or additional amount, imposed by any Governmental Authority responsible for the imposition, assessment or collection of any Tax (domestic or foreign).

“Tax Return” means any return, statement, declaration, notice, certificate or other document (including any amendment thereto or schedule thereof) that is or has been filed with or submitted to, or required to be filed with or submitted to, any Governmental Authority in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Applicable Law related to any Tax.

“Transaction Documents” means this Agreement, the Contribution Agreement, the Transitional Services Agreement, the RTK License Agreement and the BECE Purchase Agreement.

“Transitional Services Agreement” has the meaning set forth in Section 7.3(b).

“Transfer Taxes” has the meaning set forth in Section 8.2(b).

“Units” has the meaning set forth in Recital C.

“US” means the United States of America.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have duly executed as a deed and delivered this Membership Interest Purchase and Sale Agreement as of the date first above written.

SELLER:

RENTECH, INC., a Colorado corporation

By:	/s/ Harold A. Wright
Name: Harold A. Wright
Title: CTO

COMPANY:

RES USA, LLC, a Delaware limited liability company

By: RENTECH, INC., a Colorado corporation, as sole member of RES USA, LLC

By:	/s/ Harold A. Wright
Name: Harold A. Wright
Title: CTO

PARENT AND BUYER:

SUNSHINE KAIDI NEW ENERGY GROUP CO., LTD., a company organized under the laws of the PRC

By:	/s/ Chen Yilong

Name:	Chen Yilong
Title:	Chairman